William J. Gremp Joins Prospect Energy Corporation's Board of Directors

NEW YORK, NY -- 07/20/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that William J. Gremp has joined Prospect's Board of Directors.

"We are delighted to have recruited Bill Gremp to our Board of Directors," said John Barry, Chairman and Chief Executive Officer of Prospect. "With Bill's track record, spanning many years of senior management experience in the energy and finance communities, and his well known ability to communicate our message, I cannot think of anyone who can make a greater contribution right now."

Mr. Gremp's career as an investment banker, with over 30 years of corporate finance experience in originating and executing transactions and advisory assignments for energy and utility related clients, has spanned years of significant change in the energy industry. Since 1999, Mr. Gremp has been responsible for traditional banking services, credit and lending, private equity and corporate cash management with Merrill Lynch & Co. From 1996 to 1999, he served at Wachovia as senior vice president, managing director and co-founder of the utilities and energy investment banking group, responsible for origination, structuring, negotiation and successful completion of transactions utilizing investment banking, capital markets and traditional commercial banking products. From 1989 to 1996, Mr. Gremp was the managing director of global power and project finance at JPMorgan Chase & Co., where he was responsible for the origination, delivery and successful implementation of all corporate finance and investment banking products and services to the utility and energy industries. He advised clients on corporate strategy, project financing, mergers and acquisitions and equity and lease finance. From 1970 to 1989, Mr. Gremp was with Merrill Lynch & Co., starting out as an associate in the mergers and acquisitions department, then in 1986 becoming the senior vice president, managing director and head of the regulated industries group. From 1965 to 1970, Mr. Gremp served in roles at the United States Army, the Mobil Oil Corporation and a New York management consulting firm. Mr. Gremp received his MBA from New York University and his Bachelor of Science degree from the University of Minnesota.

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have an adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702